CERTIFICATE OF AMENDMENT

TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

Advent Claymore convertible securities and income fund

WHEREAS, this amendment to the Agreement and Declaration of Trust, dated February 19, 2003 and as amended through the date hereof (the “Declaration of Trust”), of Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust (the “Trust”), has been approved by the Trustees in accordance with Section 11.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Advent Convertible and Income Fund”;

NOW, THEREFORE

1.       Section 1.1 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

1.1        Name. This Trust shall be known as the “Advent Convertible and Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

2.       This Certificate of Amendment shall be effective as of the effective date of the Certificate of Amendment to the Certificate of Trust of the Trust, to be executed by a Trustee of the Trust and filed with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment as of the 18th day of June, 2019. This Certificate of Amendment may be executed in two or more counterparts that shall collectively constitute one and the same instrument.

/s/ Randal C. Barnes Randall C. Barnes Trustee	/s/ Daniel L. Black Daniel L. Black Trustee
/s/ Derek Medina Derek Medina Trustee	/s/ Ronald A. Nyberg Ronald A. Nyberg Trustee
/s/ Gerald L. Seizert Gerald L. Seizert Trustee	/s/ Michael A. Smart Michael A. Smart Trustee
/s/ Tracy V. Maitland Tracy V. Maitland Trustee